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  UNITED STATES SECURITIES AND EXCHANGE COMMISSION    OMB Number: 3235-0167
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                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-50579

                                EPIC MEDIA, INC.
             (Exact name of registrant as specified in its charter)

   2049 CENTURY PARK EAST, SUITE 1920, LOS ANGELES, CA 90067 TEL: 310-691-8800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                             EPIC MEDIA COMMON STOCK

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                       X
                                          Rule 12h-3(b)(1)(i)
Rule 12g-4(a)(1)(ii)                      Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                      Rule 12h-3(b )(2)(ii)

 Approximate number of holders of record as of the certification or notice date:
                                       64

     Pursuant to the requirements of the Securities Exchange Act of 1934 EPIC MEDIA, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                Date: 09-07-2006   By: /s/ John Yeung
                                                      ------------------
                                                      John Yeung, COO
                                                       EPIC MEDIA, INC.


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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